Contacts:

Jenny Bruso
Director of Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Declares Special Cash Dividend

PHOENIX – June 9, 2010 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of technical training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians, announced today that its board of directors has declared a special cash dividend on UTI common stock of $1.50 per share, payable on July 16, 2010, to common stockholders of record as of July 6, 2010.

“We are pleased our business is generating sufficient cash flow to operate and grow our business while returning excess liquidity to our shareholders,” said Kimberly McWaters, President and Chief Executive Officer of UTI. “On an ongoing basis, we will evaluate our cash position in light of growth opportunities, operating results and general market conditions. Periodically, we may return excess cash through some combination of cash dividends or stock repurchases.”

About Universal Technical Institute, Inc.
Universal Technical Institute, Inc. is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. We offer undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-specific training programs, both student paid at our campuses and manufacturer or dealer sponsored at dedicated training centers. Through our campus-based school system, we offer specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). We routinely post important information about us on our investor relations web site at http://uti.investorroom.com/.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the Company, increased investment in management and capital resources, the effectiveness of the Company’s recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in the public filings of the Company. Further information on these and other potential factors that could affect the Company’s financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.